Exhibit 10.9

AGREEMENT

between

CHAUTAUQUA AIRLINES, INC.

and

THE FLIGHT DISPATCHERS

in the employ of

CHAUTAUQUA AIRLINES, INC.

as represented by

TRANSPORT WORKERS UNION OF AMERICA, AFL-CIO

June 1, 2007  -  June 1, 2012

Signed June 20, 2007

AGREEMENT

between

CHAUTAUQUA AIRLINES

and

FLIGHT DISPATCHERS

in the employ of

CHAUTAUQUA AIRLINES

as represented by

TRANSPORT WORKERS UNION OF AMERICA, AFL-CIO

This Agreement is made and entered into in accordance with the provisions of Title II of the Railway Labor Act, as amended by and between CHAUTAUQUA AIRLINES, hereinafter known as the “Company”, and the FLIGHT DISPATCHERS in the service of CHAUTAUQUA AIRLINES, who are represented by the TRANSPORT WORKERS UNION OF AMERICA, AFL-CIO, hereinafter known as the “Union”.  In making this Agreement, the Company and the Union and the represented employees recognize their duty, individually and collectively, to comply and cooperate with the intent and purpose of this Agreement.

SECTION 1

RECOGNITION AND SCOPE

A.  Recognition

The Union is recognized by the Company, in accordance with the National Mediation Board Certification Case R-6673 dated July 22, 1999, as the duly designated and authorized bargaining agent with respect to rates of pay, rules and working conditions of Flight Dispatchers in the employ of the Company.    “Company” includes Chautauqua Airlines, Inc., Republic Airlines, Inc., and Shuttle America, Inc., so long as they remain subsidiaries of Republic Airways Holdings, Inc.

B.  Scope

It is understood and agreed that all dispatch functions as detailed in Section II (Definitions) of this Agreement as well as, at a minimum, in the Chautauqua Airlines, General Policies Manual, Revision 14, dated 20Jul00, will be performed by the employees covered under this Agreement and in accordance with the terms and conditions of this Agreement. It is specifically understood that the scope of this work includes all FAR Part 121 flying by pilots on the Chautauqua Pilots System Seniority List, performed in accordance with the terms and conditions of their Agreement, with the exception of training and delivery flights.
.
1.	Flight Dispatchers performing dispatch functions for Chautauqua, Republic and Shuttle America are covered by the Agreement.

2.	Rates of pay and working conditions shall apply to such Flight Dispatchers as set forth in the collective bargaining agreement.

C.  Operational efficiency

The purpose of this Agreement is, in the mutual interest of the Company and of the employees, to provided for the operation of the services of the Company under methods which will further, to the fullest extent possible, the safety of air transportation, the efficiency of operation, and the continuation of the employment under conditions of reasonable hours, proper compensation, and reasonable working conditions.  It is recognized by this Agreement to be the duty of the Company and the employees, to cooperate fully both individually and collectively.

D.  Management Rights

The rights of ownership, the management of the Company and the direction of the working forces, including the right to hire, promote, demote, discharge and discipline for cause, transfer, layoff, and recall, the right to direct, plan and control operations, and to establish work schedules, and the right to determine the type of work to be performed, and the right to introduce new and improved methods, equipment or facilities, and to change existing methods, equipment and to determine the location of the Company’s facilities, and the right to lease facilities or equipment, and the right to establish or change Company rules, and in general to maintain discipline and efficiency, are vested exclusively with the Company so long as the exercise of such rights shall not be in conflict with the specific provisions of this agreement.

E.  No strike/lockout

It is the intent of the parties of this Agreement that the procedure set forth herein and in the Railway Labor Act, as amended, for the resolution of disputes shall serve as a means of peaceable settlement of all disputes that may arise between them and that, therefore:

1.	The Company shall neither cause nor permit any lockout of employees covered hereunder during the life of this Agreement; and

2.
Neither the Union nor the employees covered hereunder, both individually and collectively, shall authorize, cause, sanction or engage in any strike against the Company, illegal picketing of the Company’s premises, slowdown, sit-down, walk-off, work stoppage, or curtailment of work of any kind, during the life of this Agreement.

F.  Supervisor qualification shifts/operational emergencies

It is understood and agreed that, in order to maintain their proficiency, qualified supervisors may be scheduled up to twenty (20) hours per year to perform the functions of a Flight Dispatcher.  Qualified supervisors may also perform the functions of a Flight Dispatcher in the event of an operational emergency.  Supervisors may not be used to avoid the payment of overtime.

It is further understood and agreed that qualified supervisors and other employees may assist in performing the functions of a Dispatch Coordinator necessary to complete a particular operation.  Supervisors may not be used to avoid the payment of overtime.

G.  Merger

In the event of a merger of airline operations between the Company and another air carrier, where the Company is the surviving entity, the following shall apply:

1.	If the employees of both carriers are represented by the TWU, the seniority lists of the two groups shall be merged in accordance with the TWU/TWU AIRLINE MERGER POLICY.

2.	If the employees of the other air carrier are represented by a different union, or are unrepresented, then:
a. The seniority lists of the two groups shall be merged in accordance with Sections 3 and 13 of the Allegheny-Mohawk Labor Protective Provisions, and
b. The representative of the merged group shall be determined in accordance with NMB rules and procedures.

SECTION 2

DEFINITIONS

1.	The term “employee” shall mean an employee of Chautauqua Airlines, Inc., who is covered by this Agreement.

2.
The term “Dispatch Coordinator,” as used herein, shall mean an employee selected by the Company who may perform the duties of a Flight Dispatcher and, in addition, is the lead Flight Dispatcher on Duty.  This position is responsible for coordinating the day to day activities of flight dispatch with the appropriate departments, government agencies, and other effected parties, as applicable.  This position will also have the responsibility of assuring that shift opening and closing procedures are completed, a shift turnover log is filled out and other responsibilities, as designated by the Company, are completed.

3.
The term “Flight Dispatcher,” as used herein, shall mean an employee who has been designated as such by the Company and holds a currently effective Aircraft Dispatcher’s Certificate, who is regularly assigned to be responsible for operational control concerning the dispatch, release and movement of Company aircraft.

4.	The term “Check Dispatcher,” as used herein, shall mean an employee who has been designated as such by the Company to perform FAA-mandated competency checks of the Flight Dispatchers.

5.
The term “Relief Flight Dispatcher,” as used herein, shall mean a Flight Dispatcher who holds a permanent position and who is required to work other than the normal work cycle on a pre-planned basis to cover known open time and in order to provide qualified relief for Flight Dispatchers for vacation, qualification trips and training, and any other abnormality as agreed to by the Union on a non-precedent setting case by case basis.

6.
The term “special assignment,” as used herein, shall mean the assignment of Flight Dispatcher to duties in lieu of regular Flight Dispatcher activities, but such assignment must be directly related to the dispatch function as outlined in Section Sixteen, B.

7.
The term “work cycle,” as used herein, shall mean the basic rotation of work days and regular days off established for the quarterly work period, prior to overlay of such factors as vacations, qualification flights, training, relief schedules, etc.

8.
The term “bid line” as used herein, shall mean the specific assignment of individual employees by calendar quarter to a work cycle, adjusted for such factors as vacations, qualification, training relief schedules, etc.  The bid lines shall be subject to quarterly bidding procedures.

9.	The term “Work Schedule,” as used herein, shall mean a cycle of workdays and days off, developed by the Company, to which an individual Flight Dispatcher is assigned.

10.
Wherever the term “Flight Dispatcher” appears in this Agreement, the provisions of the paragraph in which it appears shall apply to Dispatch Coordinators, Flight Dispatchers, Check Dispatchers and Relief Flight Dispatchers, unless otherwise stated.

SECTION 3

COMPENSATION

A.	Minimum Rates of Pay per Hour

Longevity	June 1, 2007	June 1, 2008	June 1, 2009	June 1, 2010	June 1, 2011
Hire date	14.22	14.58	14.94	15.32	15.70
1 Year	14.88	15.26	15.64	16.03	16.43
2 Years	15.62	16.01	16.41	16.82	17.24
3 Years	16.23	16.63	17.05	17.47	17.91
4 Years	16.80	17.22	17.65	18.09	18.54
5 Years	17.41	17.85	18.29	18.75	19.22
6 Years	18.08	18.54	19.00	19.47	19.96
7 Years	18.92	19.39	19.88	20.37	20.88
8 Years	19.29	19.78	20.27	20.78	21.30
9 Years	19.69	20.18	20.69	21.20	21.73
10 Years	20.08	20.58	21.09	21.62	22.16
11 Years	20.60	21.12	21.65	22.19	22.74
12 Years		21.70	22.24	22.80	23.37
13 Years				23.42	24.01

Any Flight Dispatcher(s) currently on the Chautauqua Flight Dispatcher Seniority List whose pay falls below that of any newly-hired Flight Dispatcher(s) that is (are) brought in above minimum salary levels outlined above, shall have his/her pay rate adjusted to that of the newly hired Flight Dispatcher (s).

Employees with more than twenty (20) years of active service will receive premium pay as follows: $.50 per hour per year to a maximum of $2.50.

B.	Overtime

1.
Overtime will be at time and a half (1.5 times a Flight Dispatcher’s applicable hourly rate) when a Flight Dispatcher’s time worked (including vacation and sick time) is in excess of eighty (80) hours within a single pay period.

2.	In the event that the Company is unable to cover an open shift with overtime, the Company reserves the right to assign the shift to the most junior, available, qualified Flight Dispatcher.

C.	Holiday Pay

1.	Holidays eligible for holiday pay are those identified in the most current Republic Airways Holdings Associate Handbook.

2. All Flight Dispatchers will receive eight (8) hours of straight time pay on the holidays listed in paragraph C1 of this Section.

3. Flight Dispatchers who work on the holidays designated above will, in addition to the pay provided for in paragraph C2, be compensated at the rate of 1.5 times their hourly rate for all hours worked on the holiday.

D.	Override for Dispatch Coordinator

A Flight Dispatcher shall receive an override as follows  while working the Dispatch Coordinator position:

June 1, 2007	June 1, 2008	June 1, 2009	June 1, 2010	June 1, 2011
4.50	4.75	5.00	5.00	5.00

E.	On-The-Job Training Pay

Flight Dispatchers who perform on-the-job training of new, unqualified Flight Dispatchers shall be compensated at a rate $2.00 per hour higher than their current salary while performing such training.

F.	Check Dispatcher Qualification

Effective on the date of signing, a Flight Dispatcher qualified as a Check Dispatcher shall receive an override of $4.00 per hour while performing Flight Dispatcher competency checks.

G.	Discretionary Bonus Program

1.	Dispatchers will participate in the Company Discretionary Bonus Program.

2.
Should the Company not pay a discretionary bonus for any year during the term of this agreement, the Union may reopen the Agreement, on the subject of wages only, by giving notice to the Company within 90 days of the notice that bonuses will not be paid.

SECTION 4

WORK SCHEDULES

A.         Work Schedules

1.
Work Schedules, designated as either fixed or relief, are based on days on and days off and are determined and planned by the Company in accordance with the provisions outlined below. Fixed work schedules, once established shall not be changed except as provided in this agreement.

2.	The Company and Union will establish a work schedule committee and meet to discuss the schedules before they are posted
3.	Work schedules for Chautauqua, Republic and Shuttle America will be separately maintained and awarded/assigned

B.	Position Bidding

1.	Bidding will be separate for Dispatchers and Coordinators. This will include regular shift bids.
2.	Each group will follow the same work cycle and bidding procedures.
3.	Dispatchers and Coordinators will have a separate bid sheet and will be awarded positions based on seniority as reflected on the Chautauqua master seniority list.
4.
The coordinator position will be filled by those Dispatchers that bid on the position and who meet the qualifications and standards set by the Company.  If there are no qualified bidders the junior qualified Dispatcher will be assigned the position.

5.	Once assigned a Coordinator position the Dispatcher must remain in the position for a minimum of one year and provide 120 days notice of his/her desire to bid out of the position.
6.	If a Dispatcher is denied a Coordinator position, the Company must give the reason/s for such denial in writing.

C.	Fixed Work Schedules

1.
Work Cycles which are fixed in nature shall be composed of four (4) consecutive workdays followed by three (3) consecutive days off.  The Company may publish up to 10% of fixed work schedules with five consecutive workdays followed by two consecutive days off. . By mutual agreement with the Company each carrier’s Membership may elect to change their fixed work cycle by a vote at the request of the Union.

2.	Workdays within a four / three fixed work cycle shall be planned as ten (10) hour shifts (inclusive of shift overlap) and eight hour shifts within a five/two fixed work cycle.

3.
For the purpose of bidding a fixed work cycle, a proposed Work Schedule shall be published a minimum of forty-five (45) days in advance of each semi-annual bid period.  Fixed work cycles will be in effect for 6 month periods.  The semi-annual bid periods will run April through September and October through March.

4.	The awards of bid lines for the fixed Work cycles shall be posted a minimum of thirty (30) days before each respective six (6) month bid period.

D.	Relief Work Schedules

1.
Relief Work Schedules shall be composed of a mixture of variable days on and variable days off, but shall not exceed one-hundred and sixty (160) hours in a four week period and the Company shall strive to create as many 4/3 work cycles as possible.

2.
In the event that operational requirements necessitate, the company may, with fourteen (14) days prior notice, add a bid line (or bid lines) that does not follow the basic work cycle outlined in Section 4 (A). The basic work cycle and schedule for this (these) line(s) shall be five (5) days of work, with no shift scheduled for more than eight hours (8), followed by two (2) days off.

3.
For the purpose of bidding a relief Work Cycle, a proposed Work Schedule shall be published a minimum of fourteen (14) days in advance for the following two (2) calendar months.  Bid periods will begin at the start of February, April, June, August, October and December.

4.	The awards of bid lines for the relief Work Cycles shall be posted a minimum of seven (7) days before the first day of the following two month bid period.

E.	Ratio of Fixed and Relief Lines

1.	A minimum of fifty (50) percent of the bid lines within the department shall be fixed lines as outlined in this Section.

2.	A maximum of fifty (50) percent of the bid lines within the department may be relief lines as outlined in this Section.

F.	Schedule start time changes

1.
Start times will be set + or – 1 (one) hour for the initial fixed work schedule bid. (e.g. a 4 am shift may start between 3 am and 5 am).  Start times are subject to adjustment every two months during the semi-annual bid period.

2.
Nothing in this Section will prevent the Company from changing a Flight Dispatcher’s Work Schedule to accommodate assigned classroom training or specific familiarization flights assigned by the Company.  There must be a minimum ten (10) hour break between work assignment and training and training and other assignments.

3.
Shift start times may be rotated as outlined in F. 1. above, but there shall not be more than one change creating two different shift start times within a five (5) day period.  The Company shall endeavor to publish consistent rotation of shift start times for the work schedules developed for bidding and the work schedules published.  Such rotation is subject to change by the Company in accordance with F. 1. above.

G.	Schedule Evaluation Meeting

1.	A meeting between the Company and the Union shall be held annually, in order to evaluate the flexibility and feasibility of revising the items contained in Paragraphs A through D above.

2.	Any change to such items must be agreed to by both the Company and the Union and revised by Letter of Agreement.

H.	Extraordinary Circumstances

If, due to an extraordinary event, changes are necessary to the fixed or relief work schedules that have already been awarded, the Company will meet with the Union to seek input as to how best implement a re-bid.

I.	Overtime Bidding

In awarding/assigning overtime the following will be considered:

Timing
Position status
Seniority
Equalization

** The Union and Company will meet to determine implementation of the overtime procedures

SECTION 5

SENIORITY

A.  Chautauqua Flight Dispatcher Seniority List

There will be one Master Seniority list maintained that includes Chautauqua, Republic and Shuttle America Dispatchers. Such list shall be referred to as The Chautauqua Flight Dispatcher Seniority List. A copy of the Seniority List as agreed upon the Date of this signed agreement is attached as Appendix A.  Dispatch employees holding an Aircraft Dispatcher Certificate shall be placed on the Chautauqua Flight Dispatcher Seniority List in order of their hire date as a Flight Dispatcher.  Should two (2) or more employees have the same seniority date, they shall be placed on the Chautauqua Flight Dispatcher Seniority List in order of their birth date with the oldest being listed first.

B.  Accrual

Seniority shall continue to accrue until such time as the employee separates from the Company or as otherwise provided in this Agreement.

C.  Dispatch Management

Dispatch Management shall be listed on the Chautauqua Flight Dispatcher Seniority List in order of their hire date into a Flight Dispatcher position.

D.  Management Seniority

Managers shall continue to accrue seniority for a period of one year while in a managerial position. Managers on the seniority list as of the date of signing will continue to accrue seniority for a period of one year.  After the one year Managers shall retain their accrued seniority but shall no longer accrue additional seniority.

E.  Displacement Protection

No Flight Dispatcher on the Chautauqua Flight Dispatcher Seniority List shall be displaced or furloughed as the result of any manager or supervisor returning to a dispatch position.

F.  Managerial Exemption

Dispatch management shall not be entitled to utilize the provisions of Sections 12 or 13 of this Agreement.  This shall apply to both discipline and contract interpretation issues.

G.  Posting
1.	The Company shall update and distribute the Chautauqua Flight Dispatcher Seniority List twice annually to the Union and post for all Flight Dispatchers by the 15th of January and July of each year.

2.	The Company shall provide the Section Chair with the names, employee numbers and hire dates of each new Flight Dispatcher at the beginning of classroom training.

H.	Loss of Classification Seniority

1.
A Flight Dispatcher who voluntarily transfers to a position outside the Flight Dispatch or SOC department shall be removed from the seniority list and forfeit all seniority rights under this agreement.

2.
A Flight Dispatcher whose employment with the Company is permanently severed shall forfeit his seniority rights and that Flight Dispatcher’s name shall be removed from the seniority list.  Such circumstances include, but are not limited to, resignation, discharge for cause, retirement, failure to return to active service following a furlough or leave of absence, or other reasons provided for in this Agreement.

SECTION 6

TRAINING

A.  Required Training

For the purposes of training only, a Flight Dispatcher working a fixed work cycle may be moved off his/her fixed rotation with a minimum of ten (10) days notice. . The Company is required to notify the employee as soon as the training is scheduled but no less than 10 (ten) days prior to the beginning of training. Training (including Competency Check) shall normally be scheduled on a dispatchers regular work schedule.  Flight Dispatchers in their grace month late may be assigned to attend training on their days off provided that such training shall not result in a Flight Dispatcher being scheduled for more than six (6) consecutive days. Pay for training accomplished on days off shall be compensated at the overtime rate.

B.  Route Familiarization Flights

Route familiarization (FAM Ride) shall normally be accomplished on scheduled workdays. A Dispatcher may elect to accomplish the FAM ride on days off and be compensated at the overtime rate. If the FAM ride has not been accomplished or scheduled by the 15th day of the Month the dispatcher may be assigned to accomplish the FAM ride on a day off.   FAM rides will be listed as Must-Ride. In the unlikely event the FAM sequence is disrupted, the Dispatchers will be listed as a positive space/must ride passenger on the first available code share back to the point of origin within the guidelines of the code share partner travel agreement.  The Company shall provide hotel accommodations, when applicable, and paid expenses in accordance with Company Policy.

C.  Check Dispatchers

Flight Dispatchers assigned by the Company as a Check Dispatcher during a shift shall receive additional compensation as set forth in Section 3E of this Agreement.

SECTION 7

SICK LEAVE

A.  Paid Sick Time

Flight Dispatchers shall receive paid sick time in accordance with the provisions of the current Republic Airways Associates Handbook in effect but no less than listed in this section.

B.  Sick Pay Bank

The maximum six-hundred sixty (660) hour Sick Pay Bank may be accrued pursuant to the table below.  The maximum sick bank is divided into accounts of three-hundred sixty (360) and three-hundred (300) hours.  Only after accruing the maximum three-hundred sixty hours (360) in the first account may an employee begin accruing toward the maximum three-hundred (300) hours in the second account.  The three-hundred (300) hour account may be used only for major, long-term illness or injury (i.e. longer than thirty (30) calendar days), and then only after the three-hundred sixty (360) hour regular account has been exhausted.  Upon retirement, employees are entitled to be paid for all accrued but unused Sick Pay Bank hours.

Years of Service	Pay Period Accrual	Annual Accrual

1st Year	.92 Hours	24 Hours
2nd Year	1.54 Hours	40 Hours
3rd Year	1.85 Hours	48 Hours
4th Year	2.15 Hours	56 Hours
5th Year	2.77 Hours	72 Hours

SECTION 8

PROBATION

A.  Probation

An employee shall be on probation for his/her first six (6) months of active service with the Company as a Flight Dispatcher.

B.  Adjustments to Length

Time off due to sickness, injury, leave of absence, furlough or discipline will not be counted toward completion of the active service requirement for completion of an employee’s probationary period.

C.  Applicability

A Flight Dispatcher on probation shall not be entitled to utilize the grievance and/or System Board procedures of this Agreement for any disciplinary action, including discharge.  In any case, should a Flight Dispatcher on probation be afforded a grievance or System Board hearing, by law or otherwise, the Company shall not be required to prove “just cause” in any disciplinary or discharge grievance or System Board hearing.

SECTION 9

LEAVE OF ABSENCE

A.  Leave of Absence

When requirements of service will permit, an employee hereunder may be granted a leave of absence in accordance with Company policy, as stated in the current Associates Handbook in effect.

SECTION 10

BENEFITS

A.  Benefits

Flight Dispatchers shall be provided a minimum level of coverage as stated in the current Republic Airways Associates Handbook in effect.

SECTION 11

FURLOUGH AND RECALL

A.  Involuntary Furlough

1.	The Company shall notify the Union prior to official announcement and implementation of a furlough of Flight Dispatchers.

2.	In the event of a furlough, Flight Dispatchers will be furloughed in inverse order of seniority from the Chautauqua Flight Dispatcher Seniority List.

3.
The Company shall provide fifteen (15) days notification of furlough or pay in lieu thereof, except in case of emergency, act of God, or where there is no work because of a labor dispute, or other circumstances over which the Company has no control.

4.
A furloughed Flight Dispatcher shall retain all seniority and longevity accrued prior to the time of furlough for a period not to exceed five (5) years.  He/She shall continue to accrue seniority but not longevity while on furlough.  At the time of furlough, Flight Dispatchers must provide the proper contact information to Flight Operations management.

5.
A furloughed Flight Dispatcher shall retain medical coverage, as provided prior to furlough, for a period of sixty (60) days following the date of furlough.  Flight Dispatchers with less than 24 months of service at the time of furlough shall be responsible to pay the employer portion of the medical cost during the sixty (60) day period.

6.	Flight Dispatchers on furlough for less than thirty (30) days shall continue to accrue longevity for benefit and pay purposes during the period on furlough.

7.
Flight Dispatchers who remain on furlough at the end of five (5) years from the effective date of the furlough shall be released from employment with Chautauqua Airlines, and their names shall be deleted from the Chautauqua Flight Dispatcher Seniority List.

B.  Recall

1.	The Company shall notify the Union prior to official announcement and implementation of a recall of Flight Dispatchers.

2.	Flight Dispatchers shall be recalled in order of seniority from the Chautauqua Flight Dispatcher Seniority List.

3.
A written recall notice shall be sent to each Flight Dispatcher entitled to recall to the last address provided to the Company.  A Flight Dispatcher shall be given fifteen (15) days from his/her receipt of the notice of recall to return to duty, and must notify Flight Operations within ten (10) days from the date of receipt of the written recall notice of his/her response to the recall on the date specified in the recall notice.  Upon request, a recalled Flight Dispatcher shall have the fifteen (15) day period to report for duty extended for a period of up to an additional period of fifteen (15) days (i.e. to a maximum of 30 days from receipt of notice of recall) should the Flight Dispatcher need the additional time to relocate in order to resume his/her position as a Chautauqua Flight Dispatcher.

4.	The Company shall make a reasonable effort to provide space available air transportation on Chautauqua aircraft to Flight Dispatchers being recalled.

5.
If the Company is unable to contact a furloughed Flight Dispatcher for recall or if the Flight Dispatcher fails to notify the Company of his/her response by the deadline date, the Company will consider the Flight Dispatcher to have voluntarily resigned his/her employment with Chautauqua Airlines, Inc.

6.	Flight Dispatchers on furlough shall retain recall rights for up to five (5) years from the date of furlough and thereafter shall be released from full-time employment with Chautauqua Airlines, Inc.

C.           Severance

1.
In the event of a reduction in force or when the Company decides to close a station, Flight Dispatchers at that station, with at least one (1) year of service as a Flight Dispatcher, who decide not to transfer to another station will receive eighty (80) hours of severance pay, at the employee’s current hourly rate.

2.	In addition to the eighty (80) hours outlined in A. above, Flight Dispatchers shall receive additional hours of severance pay in accordance with the schedule below:

Yrs. of Service	Number of Additional Hrs. For Each Yr. of Service
For Years 1-10	Eight (8) Hours
For Years 11-15	Sixteen (16) Hours
For Years 15+	Twenty-Four (24) Hours

SECTION 12

GRIEVANCE PROCEDURES

A.
A grievance is defined as a claim or dispute by an employee or group of employees covered by this Agreement concerning the interpretation and/or application of the Agreement or disciplinary or discharge action taken against the employee.

B.         Grievances Other Than Those Involving Discipline and Discharge

Pre-grievance Discussion

Any employee covered by this Agreement who believes that he/she has a grievance concerning the meaning or application of the terms of the Agreement shall, within fifteen (15) days after the employee has, or reasonably should have had, knowledge of the matter giving rise to the grievance, request an informal discussion with the Dispatch Manager, or his/her designee to attempt to resolve the dispute. The employee shall present his/her grievance in person. The Dispatch Manager, or designee, shall meet with the employee within ten (10) days of receiving a request for a discussion. The employee is permitted to have present a Union representative of his/her choice at the meeting.

Step 1

Should the result of the pre-grievance discussion be unsatisfactory to the employee or should the discussion fail to take place within the ten day period, the employee may file a grievance in writing to the Director of System Operations Control. Such grievance shall be filed within ten (10) days of the pre-grievance discussion deadline. The written grievance shall include a statement of the facts of the grievance and list the section(s) of the Agreement that relate to the dispute. The Director of System Operations Control, or designee (a person other than the person who conducted the pre-grievance discussion), shall investigate the grievance and provide a written response within fifteen (15) days of receipt of the grievance. Should the employee find the decision of the Director of System Operations Control, or designee, unsatisfactory, the grievance may be appealed to Step 2. The appeal to Step 2 shall be made in writing within thirty (30) days of the employee's receipt of the Step 1 decision.

Step 2

Representatives for the Union and the Company shall meet once each calendar quarter to discuss and attempt to resolve all grievances appealed to Step 2. All resolutions of grievances at Step 2 shall be final and not subject to further appeal. Should the Union and Company representatives be unable to reach agreement on a resolution to a grievance, the Union may appeal the grievance to the Chautauqua Dispatchers' System Board of Adjustment within sixty (60) days of the Step 2 meeting in accordance with the procedures set forth in Section 15 of the Agreement.

C.	Grievances Involving Discipline and Discharge

Step 1

All actions by the Company concerning the discipline or discharge of an employee covered by this Agreement shall be confirmed in writing to the employee with a copy of such written confirmation supplied to the Union. An employee may, within five (5) days of receipt of written confirmation of the discipline or discharge file an appeal of the Company's action with the Director of System Operations Control. The Director of System Operations Control, or designee, shall investigate the facts related to the discipline or discharge and render a written decision to the employee with a copy to the Union within fifteen (15) days of receipt of the appeal. Should the decision of the Director of System Operations Control, or designee, be unsatisfactory to the employee, the dispute may be appealed by the employee to Step 2. The appeal to Step 2 shall be made in writing within fifteen (15) days of the employee's receipt of the Step I decision.

Step 2

Representatives for the Union and the Company shall meet once each calendar quarter to discuss and attempt to resolve all grievances appealed to Step 2. All resolutions of grievances at Step 2 shall be final and not subject to further appeal. Should the Union and Company representatives be unable to reach agreement on a resolution to a grievance, the Union may appeal the grievance to the Chautauqua Dispatchers' System Board of Adjustment within sixty (60) days of the Step 2 meeting in accordance with the procedures set forth in Section 15 of the Agreement.

D.	General

1. All written communication required by this Section shall be either delivered in person, with a signature and date confirming receipt, or shall be sent by certified mail with a return receipt.

2. The Company shall inform an employee in advance of any meeting with such employee that may result in discipline or discharge. Nothing herein shall be construed to restrict the right of an employee covered by this Agreement to have a Union Representative present during any meeting concerning discipline or discharge.

3. All "days" as referred to in this Section are calendar days.

4. The time limits specified herein may be extended by mutual agreement between the Company and the Union.

SECTION 13

SYSTEM BOARD OF ADJUSTMENT

A.	Establishment and Purpose

In compliance with Section 204, Title 11, of the Railway Labor Act, as amended, there is hereby established a System Board of Adjustment for the purpose of adjusting and deciding disputes which may arise under the terms of this Agreement and which are properly submitted to it. This board shall be known as the Chautauqua Dispatchers' System Board of Adjustment (hereinafter referred to as the "Board").

B.	Composition of the Board

1.
The Board shall consist of one (1) member appointed by the Company and one (1) member appointed by the Union. A third member shall be added to the Board to serve as a neutral referee for the purpose of hearing an arbitration conducted pursuant to this Section. The Company and the Union shall advise each other in writing of the name, position, address and phone number of their initial appointments to the Board and any subsequent replacement appointments.

2.
A Chairperson and Vice Chairperson of the Board will be selected from the Board members. The office of Chairperson shall alternate yearly between the Company Board member and the Union Board member, with the Chairperson position being held by the Union-appointed Board member in even-numbered years. Whenever the position of Chairperson is filled by a Company-appointed Board member, the position of Vice Chairperson shall be filled by the Union-appointed Board member and vice versa.

3.	Whenever the Board is convened to hear an arbitration, the Company and Union may elect to appoint an alternate to serve as a Board member for the arbitration.

4.
The appointment of a neutral referee shall be by mutual agreement between the parties from the panel described in paragraph G below or, if the parties are unable to reach agreement, by the alternate strike method whereby each party shall alternately strike the name of a panel member with the last remaining panel member being the neutral referee for the subject arbitration.

C.	Jurisdiction of the Board

The Board shall have jurisdiction over and shall consider all disputes properly submitted to it that are covered under the terms of this Agreement and that arise through grievance out of disputed interpretations or applications of this Agreement or that involve discipline or discharge. The jurisdiction shall not extend to proposed changes in hours of employment, rates of compensation, or working conditions nor shall the Board have the authority to alter the express terms of this Agreement.

D.	Submission of Disputes

Disputes properly submitted to the Board shall be addressed to the Chairperson with copies to the Vice Chairperson and the Vice President-Flight Operations. The written appeal shall include:

• The grievant's name and address,

• A statement of the question at issue,

• A summary of the facts giving rise to the grievance,

• A statement setting forth the position of the grievant,

• A statement setting forth the position of the Company,

• The relief sought, and

• A copy of the Step 2 decision.

E.	Convening the Board

The Board will docket a grievance for an arbitration at the earliest date of availability for the selected arbitrator but not earlier than thirty (30) days from the date of filing with the Board Chairperson unless the parties mutually agree to an earlier date. Arbitrations involving the discharge of an employee shall be docketed for hearing within ninety (90) days from the date of filing with the Board Chairperson unless the parties mutually agree to a later date.

F.	Decisions of the Board

Decisions of the Board shall be by a majority vote and shall be final and binding on all parties.

G.	Neutral Referees

1.
The Company and the Union shall select a panel of nine (9) neutral referees (arbitrators) who will serve as the third member of the Board for the purpose of conducting arbitrations. The selection of the panel shall be by mutual agreement between the Company and the Union. If the parties are unable, within sixty (60) days from the signing of this Agreement, to agree on a full panel, the Chairperson and Vice Chairperson of the Board shall mutually petition the National Mediation Board and/or the American Arbitration Association for the names of three arbitrators for each unfilled position on the panel. Upon receipt of the names, the Company and the Union shall attempt to mutually agree on a member from each group of three names. In the event the parties are unable to mutually agree within ten (10) business days of receipt of the names, each remaining open position shall be filled utilizing the alternate strike method with each group of three names. The last remaining name in each group shall fill the applicable open position on the panel.

2.
Once the panel is established, the Company and the Union may mutually agree to change the membership of the panel at any time. Further, either the Company or the Union may unilaterally remove a member from the panel, provided the panel member is not serving as the neutral referee for an arbitration that has commenced. The Company or the Union may not exercise a unilateral removal more often than once in any six (6) month period.

H.	Board Records

The Board shall maintain a complete record of all matters properly submitted to it and of all findings and decisions made by it. The aforementioned "complete record" does not necessarily include a stenographic transcript of all testimony of all witnesses who appear before the Board.

I.	Hearings

1.	Arbitration hearings shall be conducted in Indianapolis, Indiana unless the Company and the Union mutually agree to an alternate location.

2.
The parties should attempt to agree on a statement of issue to present to the Board prior to the commencement of the hearing. Should they be unable to agree, both parties shall submit their version of a statement of issue and shall provide the other party no later than the day prior to the arbitration with a copy of the statement of issue they intend to submit to the Board.

3.	The parties should utilize joint exhibits whenever possible.

J.	General
1.	All members of the Board shall be free to discharge their duties in an independent manner and witnesses shall be free to testify without fear of recrimination by either of the parties.

2.	Each party will assume the expenses of its Board member, or alternate, and its own witnesses.

3.
When it is mutually agreed that a stenographic transcript is to be made of a hearing, one-half the costs shall be borne equally by each party. Should one of the parties have stenographic transcript made, that party shall pay the complete cost of the transcript. The other party shall, however, be provided with a copy of the transcript upon request by paying one-half of the costs.

4.	Costs associated with a hearing (e.g. hearing room rental, the arbitrator's fees and expenses) shall be borne equally by the Company and the Union.

SECTION 14

UNION SECURITY

A.	Conditions

1.
Each employee now or hereafter employed as a Flight Dispatcher under this Agreement shall, as a condition of continued employment in such work, within sixty (60) days following the beginning of such employment or the effective date of this Section, whichever is later, become a member of, and thereafter maintain membership in good standing (as herein defined) in the Union, except as provided otherwise herein. Such condition shall not apply with respect to any employee to whom such membership is not available upon the same terms and conditions as are generally applicable to any other member of his/her classification, or with respect to any employee to whom membership is denied or terminated for any reason other than the failure of the employee to tender the dues uniformly required of other members of his/her classification as a condition of acquiring or retaining membership.

2.	The condition of payment shall be met if the amount due is tendered to the Treasurer of the Union in person or is mailed to him/her within the prescribed time limits.

3.
For the purpose of this Section, "membership in good standing in the Union" shall consist of the payment by the employee, not later than the last day of the second following calendar month, of dues for each calendar month, initiation fees and assessments (not including fines and penalties), which are uniformly required of his/her classification as a condition of acquiring or retaining membership.

4.
The employee may have his/her monthly membership dues deducted from his/her earnings as provided in paragraph B1 of this Section, or he/she may pay his/her membership dues directly to the Union.  Initiation fees must be paid directly to the Union.

5.
Any employee who fails to voluntarily acquire and maintain membership in the Union shall not be required, as a condition of continued employment, to become a member of the Union as set out in this section.  Such employee shall be required, beginning sixty (60) says following the beginning of employment as a Flight Dispatcher or the effective date of this Section, whichever is later, to pay the Union each month a service charge equal to the Union’s regular and usual dues.  Any such employee who, subsequent to the effective date of this Section and during the term of this Agreement, joins the Union, must thereafter maintain his/her membership in the Union as provided in this Section.

6.
Notwithstanding any other provisions contained in this Agreement, if any person is transferred or promoted to a position in which he/she is not covered by this Agreement, the provisions of this Section shall be inoperative as to such employee.  This paragraph shall not apply to an employee who is transferred or promoted on a "Temporary" or "Acting" basis.

7.
When any person holding seniority under this Agreement returns to a position covered by this Agreement from furlough, leave of absence, military leave, or a position in which he/she was not covered by this Agreement, the appropriate provisions of this Section shall, at time of return, apply in the same manner as if he/she had been actively employed in such position on the effective date of this Section.

8.	When an employee becomes delinquent by not meeting the requirements of this Section for "membership in good standing in the Union," or paragraph 5 above, the following procedure shall be observed.

(a)
The Treasurer of the Union shall notify the employee by certified mail, return receipt requested, copy to the Company's Vice President-Flight Operations, that the employee is delinquent in the payment of dues as specified herein and accordingly is subject to discharge as an employee of the Company.  Such letter shall also notify the employee that he/she make the required payments within thirty (30) calendar days of the date of mailing of the notice or be subject to discharge under the terms of this Agreement.  If the notice above is not received by the employee or is delayed in reaching such employee as the result of the employee's failure to keep both the Company and the Union informed as to his correct mailing address, no extension in the time limit specified in the original notice is required.

(b)
Upon the expiration of the thirty (30) day period following the mailing of the notice in subsection 8(a) above, if the employee still remains delinquent the Treasurer of the Union may certify in writing to the Company's Vice President-Flight Operations that the employee has failed to make the required payment within the thirty (30) day grace period and is, therefore, to be discharged.

(c)
Within fifteen (15) days after receipt by the Company of the Union's certified notice in subsection 8(b) above that the employee is to be discharged, the Company shall discharge the employee from its services for failure to pay or to tender dues or service charges as required under this Section.

9. Appeal

(a)
If the employee discharged or to be discharged under this Section contends that he/she is not properly subject to discharge under the terms of this Section he/she may protest such action to the Chautauqua Flight Dispatcher's System Board of Adjustment provided that such protest in writing is mailed to the Board within (10) days after the date the employee is notified of such action.  This protest shall be submitted in duplicate to the Chairman of the System Board of Adjustment, with one copy to be mailed of the Vice President-Flight Operations, at such address as he/she may from time to time designate, and the other copy to be mailed in care of the Treasurer of the Union. The letter to the Chairman of the Board and both copies shall be sent by registered mail, return receipt requested. In the event no protest is so filed within the above time limits, the action will be considered as proper and will be final and binding upon all parties concerned. Within thirty (30) days of receipt of such a protest, the System Board of Adjustment will meet and consider the dispute. A representative of the Company, a representative of the Union, and the employee affected will be allowed to present to the Board all evidence and argument pertinent to the issue. Prior to the expiration of the workday following such Board meeting, the Board will issue either a majority decision or a notice of deadlock. If a majority decision is issued, it will be final and binding upon all parties concerned. If a deadlock is reached, and if at the time of the deadlock the Board cannot agree upon a neutral to sit with the Board to decide the dispute, the Board will immediately request the National Mediation Board to appoint a neutral, and the Board will meet with him/her at the earliest opportunity and decide the dispute. At the meeting the Board, sitting with a neutral, a representative of the Company, a representative of the Union, and the employee affected, will be allowed to present to the Board all evidence and arguments pertinent to the issue. A majority decision of the Board, including the neutral, will be issued within thirty (30) days after such meeting and will be final and binding upon all parties concerned. The expenses and reasonable compensation of the neutral selected as provided herein shall be borne equally by the parties to this Agreement.

(b)
The provisions of Section 12 shall not apply to disputes arising under this Section, and the provisions of this Agreement establishing a System Board of Adjustment shall apply to such disputes except as they are superseded by the above provisions relating to procedure for handling disputes.

(c)
The effective date of an employee's discharge under this Section will be held in abeyance during the time that a dispute is unsettled as to whether or not the individual is properly employed under the provisions of the Section. If a decision is made that the employee should be discharged, the discharge shall be effected the day following the issuance of the decision. In the event a reduction in force occurs during such time as an employee's status is being protested under the provisions of this Section, such employees will considered as having seniority under this Agreement for purposes of effecting the reduction.

10.	Time limits specified in this Section may be extended in individual cases only, and then only by written agreement between the Company and the Union.

11.	An employee discharged under the provisions of this Section shall be deemed to have been "discharged for just cause" within the meaning of the terms of this Agreement.

12.
All letters and notices provided for by this Section shall be sent by registered mail, return receipt requested.  Such letters and notices or copies sent to the Union shall be addressed to the Treasurer of the Union at such address as he/she may from time to time designate.  Such letters and notices or copies sent to the Company shall be addressed to the Company's Vice President-Flight Operations at such address as he/she may from time to time designate.

13.
Nothing in this Section shall require the Company to terminate the employment of any employee until the services of a qualified replacement are available except that the provisions of this paragraph will not permit the Company to retain an employee in its employment in excess of ninety (90) calendar days from the date of the Union's notice given pursuant to the paragraph A(8)(c) of this Section.

14.
For the purposes of this Section, when an employee is discharged or resigns and he/she returns more than twelve (12) months from the date of discharge or resignation, he/she will be considered as a new employee for purposes of this Agreement.

15.	Both the Union and the Company, or either of them, shall have the right at any time, to notify individual employees directly of any provisions of this Agreement.

16.
When new employees are hired or transferred into classifications covered by this Agreement the Company will furnish monthly to the Union the names, classification, point of employment and payroll register number of such new employees.  The Company will furnish to the Union the names, present and previous classification, point of employment and payroll register number of all employees who may transfer out of classifications covered by this Agreement; in addition, the Company will furnish to the Union the names, location, payroll register number and status of employees covered by this Agreement who terminate their payroll status for any reason, such listing will be furnished monthly.

B.  DUES CHECK - OFF

1.
During the life of this Agreement the Company will deduct from the pay of each Flight Dispatcher and remit to the Union monthly membership dues or service charges uniformly levied in accordance with the Railway Labor Act, as amended, and the constitution and bylaws of the Union, provided such Flight Dispatcher voluntarily executes the agreed form, which is hereinafter included in this Agreement to be known as "check-off form," which shall be prepared and furnished by the Union. The Company will not be required to deduct monthly membership dues from the pay of employees covered by this Agreement unless the Company has received a check-off form and has not received a notice of revocation thereof.

ASSIGNMENT AND AUTHORIZATION
FOR CHECK-OFF UNION DUES

TO CHAUTAUQUA AIRLINES

I,  , hereby assign to the Transport Workers Union of America, AFL-CIO, Union dues from any wages earned or to be earned by me as your employee and authorize and direct you to deduct the sum of $___________ each month, which are the monthly membership dues (or such monthly membership dues as may hereinafter be established by the Union as dues for employees in my present or future classification under the Agreement upon notification to the Company by the Treasurer of the Union) from one pay check per month and to remit same to the Treasurer of the Union. This assignment and authorization may be revoked by me in writing after the expiration of one (1) year from this date, or upon the termination date of the applicable collective bargaining agreement between CHAUTAUQUA AIRLINES, and the Union in effect at the time this is signed, whichever occurs sooner. This authorization and direction is made subject to the provisions of the Railway Labor Act, as amended, and in accordance with existing Agreement between the Union and the Company.

Employee Payroll No.

Job Classification

Department Location

Date

Signature of Employee

Street Address

City and State

2.
When a Flight Dispatcher properly executes such check-off form, the Treasurer of the Union shall forward the original signed copy to the Company’s Manager - Payroll.  A check-off form must be completed in a legible manner or it will be returned to the Treasurer of the Union for correction.  Any notice of revocation as provided for in this Section or the Railway Labor Act, as amended, must be in writing, signed by the employee and two copies delivered by registered or certified mail, addressed to the Treasurer of the Union. Dues deductions will be continued until one (1) copy of such notice of revocation is received by the Company’s Manager - Payroll, from the Treasurer of the Union.  Check-off forms and notices received by the Company’s Manager - Payroll will be stamp-dated on the date received and will constitute notice to the Company on the date received and not when mailed.

3.
When a check-off form, as specified herein, is received by the Manager - Payroll fifteen (15) days or more before the issuing date of the first bi-weekly paycheck of the month, deductions will commence with such paycheck and continue thereafter until revoked or canceled as provided in this Section.  The Company will remit to the Union a check in payment of all dues collected as soon after the payday on which deductions were made, as practicable and within thirty (30) days.  The Company remittance of Union membership dues to the office of the Treasurer of the Union will be accompanied by two (2) copies of a list for each location which includes (1) names, (2) employee register numbers and (3) individual amounts deducted.

4.
An employee who has executed a check-off form and who has been (1) transferred or promoted to a job not covered by this Agreement, (excluding transfers or promotions on a "Temporary" or "Acting" basis), (2) who has taken a leave of absence without pay, (3) who quits or resigns from the Company, (4) who is laid off, or is (5) otherwise terminated from the employ of the Company, shall be deemed to have automatically revoked his/her assignment as of the date of such action and if he/she (1) transfers back or returns to a job covered by this Agreement, (2) returns from leave of absence, (3) is rehired, (4) is recalled or (5) re-employed, further deductions of Union dues will be made only upon execution and receipt of another check-off form.

5.
Collection of initiation fees, as well as any back dues or service charges owed at the time of starting deductions for an employee, collection of dues or service charges missed because the employee's earnings were not sufficient to cover the payment of dues for a particular pay period, and collection of dues or service charges missed because of accidental errors in the accounting procedure, will be the responsibility of the Union and will not be the subject of payroll deduction.  It will be the Union's responsibility to verify apparent errors with the individual Union member before the representative contacts the Company's Manager - Payroll.

6.
Deductions of membership dues shall be made from one (1) paycheck each month provided there is a balance in the paycheck sufficient to cover the amount after all other deductions authorized by the employee or required by law have been justified.  In the event of termination of employment, there shall be no obligation of the Company to collect dues until all such other deductions (including money claims of the Company and the Credit Union) have been made, and such obligation to collect dues shall not extend beyond the pay period in which the employee's last day of work occurs.

C. General

1.	This Section shall be in force only so long as the Union continues as the recognized representative of the employees under this Agreement.

2.
The Company shall not be liable for any wages or other claims (including discharge) of any Flight Dispatcher which may result from action taken by the Company pursuant to a written order by an employee or an authorized Union representative under the terms of this Section.

3.	As used herein, the word "Union" means Local 540, and "Treasurer of the Union" means Treasurer of Local 540 where applicable.

SECTON 15

GENERAL

A.	The Company shall share the expense of providing each Flight Dispatcher with a bound, printed copy of this Agreement with the union.

B.	All orders to and requests from a Flight Dispatcher involving transfers, promotions, demotions, layoff, re-employment, leaves of absence, or anything affecting his/her pay or status, shall be writing.

C.	The Company will meet with the Union to review new technology that the Company may introduce that directly relates to the Flight Dispatcher position.

D.
For the term of this Agreement, neither the Union nor any employees represented by the Union will authorize, support or engage in any strikes, work stoppages, slowdowns, job actions (including any sympathy strike or refusal to cross picket lines established by other unions) directed against the Company.  The Company reserves the right to discipline, up to and including discharge, any employee who violates any portion of this provision.  Further, the Company shall not cause, permit, or engage in any lockout of its Flight Dispatchers during the term of this Agreement.

E.
Should any part hereof or any provisions herein contained be rendered invalid by reason of any existing or subsequently enacted legislation or act of any authorized agency of government or by any decree of a court of competent jurisdiction, such invalidation of such part or portion of this Agreement shall not invalidate the remaining portions thereof, and they shall remain in full force and effect.  Upon the request of either party hereto, subsequent to any such invalidation, the Company and the Union shall meet to discuss whether any modifications to this Agreement are necessary.

F.
A Flight Dispatcher shall be permitted to attend any formal investigation of a Chautauqua aircraft incident or accident, as such terms are defined by the NTSB, in which a Flight Dispatcher is believed to be involved.

G.
The Company shall provide space for a Union bulletin board in the general work area of the Flight Dispatchers.  Such bulletin board must be lockable and shall be for the exclusive use of the Union.  Materials posted shall be limited to official Union business and shall not contain any editorial material contrary to the interests of the Company.

H.
Flight Dispatchers will be afforded travel benefits similar to those extended to other employee groups as established by company policy as may be amended by the Company from time-to-time.  Whenever the Company intends to modify its online employee travel policy it shall provide the Union thirty (30) days notice of the change.  The Union will have an opportunity to comment on the change and such comments will be considered by the Company.  The Company shall make available to Flight Dispatchers, each year, a list of carriers with which it has jumpseat agreements.

I.	Flight Dispatchers who at the time of retirement are covered by this Agreement shall receive retiree travel privileges in accordance with the Company’s Employee Handbook.

J.
Flight Dispatchers who are furloughed/severed under the terms of this Agreement, as the result of a reduction in force will be granted, upon request, one (1) free round trip space available pass on Company aircraft for the purpose of seeking employment.  Such pass may be to any point on the Company’s system within the continental limits of the United States, to the extent permitted by law.

K.
In accordance with applicable law, there shall be no discrimination against Flight Dispatchers covered by this Agreement because of race, color, creed, national origin, religion, sex, age, handicap or disability, or veteran status (including Vietnam era veteran and special disabled veteran status).

L.
The Section Chairman or alternate designee performing official Union business shall be granted time off from work to a maximum aggregate of 96 unpaid hours per calendar year.  All time granted will be contingent upon there being adequate schedule coverage.

M.	The Company will continue providing for direct deposit (electronic transfer) of paychecks.

N.	Flight Dispatchers covered under this Agreement shall be given time off for jury duty as per applicable state law. Time off will be without pay unless the applicable state law changes.

O.
Flight Dispatchers shall be authorized to occupy cockpit jumpseats on Company aircraft in accordance with the provisions of the Company’s General Operations Manual.  Chautauqua Flight Dispatchers will have higher priority than pilots and dispatchers employed by other carriers.

P.	The Company will continue to provide the Flight Dispatchers with free parking at their work location.

Q.	Upon written request to the Dispatch Manager, a Flight Dispatcher’s complete personnel file will be made available to him/her during regular business hours.

R.	The Company will not use discipline letters more than two (2) years old during the grievance process involving a Flight Dispatcher.

S.
The Company will allow an opportunity for input from the Union regarding functionality and ergonomics before introducing new equipment or new furniture into the Dispatch Office, or before the Company relocates the Dispatch Office.

T.	No Flight Dispatcher covered under this Agreement shall be required to perform the duties of employees who are conducting a legal strike or other job action against the Company.

SECTION 16

FILLING OF VACANCIES

A.	Filling of Vacant Work Schedules

1.
A Permanent Vacancy on a fixed Work Schedule shall be filled by offering the fixed line to the most senior Dispatcher below the Dispatcher leaving the originally awarded position.  The offer will continue down the list until a Dispatcher who wants the fixed line is assigned.  If the dispatcher picking up the line is a fixed line holder himself his line will be put onto relief lines.  Should there be no bids  to move to the open fixed Work Schedule, the Company may assign the most junior qualified Relief Dispatcher to the open Work Schedule.

2.	A vacancy that is expected to last less than sixty (60) days shall be considered a temporary vacancy and will be filled using Relief Dispatchers.

3.	If the company obtains FAA approval for a reduced training program (3 day program) the following procedures would apply:

a.	Dispatchers will have the opportunity to bid a Flight Dispatcher position with another Certificate holder as vacancies become available.
b.	Those who are awarded positions will retain their seniority and longevity.
c.	Dispatchers once awarded a position may not voluntarily bid to another Certificate holder for a period of 2 years.

4.
A furloughed Flight Dispatcher from one certificate holder may bid a vacant position in another certificate holder, and if there is no vacant position, may displace the most junior Flight Dispatcher, if any, in another certificate holder

B.	Filling of Special Assignments

1.
The opportunity to fill Special Assignment Work Schedules within a certificate holder shall be posted by the Company. The most senior qualified Flight Dispatchers who have indicated their desire for the Special Assignment shall be selected for the assignment.  Should no Flight Dispatcher express an interest for a particular Special Assignment and the Company deems it necessary to fill the Special Assignment, the most junior qualified Flight Dispatcher may be assigned.

2.
The opportunity to fill a Special Assignment that is not certificate holder specific will be done by posting of the Assignment and the Dispatchers shall have the right to indicate that they would like to accept the Assignment.  The Company will have sole discretion to choose from the Dispatchers indicating a desire to fill the position.

3.	Special Assignments that are not certificate holder specific will be for durations of 60 days or less.

SECTION 17

VACATION

1.	Flight Dispatchers shall receive vacation in accordance with company policy as it relates to hourly employees as amended but no less than the schedule below.

1-6 years of service	80 hours

7-20 years of service	120 hours*

*A Dispatcher who obtains his 7th year anniversary from Jan1-June 30 will receive 120 hours for that year.  A Dispatcher who obtains his 7th year anniversary July 1st and after will receive 80 hours for that year.

2.
Vacations will be bid annually in October for the following year.  Each dispatcher will be required to bid all vacation time except for 40 hours which can be held for DAT vacation.  Awards will be awarded in seniority order, as reflected on the Chautauqua Flight Dispatcher Seniority List. Once vacations are awarded, they shall not be changed by the Company without the consent of the Dispatcher. Employees shall not be junior manned on their regularly scheduled days off and trip trades off immediately prior to, during or after their scheduled vacation.

3.
At the time vacations are bid, employees may defer forty (40) hours annually of his/her vacation entitlement to be utilized as single vacation days (“DAT”).  Such days must be utilized within the calendar year.  Requests to utilize DAT days must be made by the 10th day of the preceding month prior to the start of each 2 month relief bid period prior to the DAT/s to be taken and awarded no later than 20th day of the month prior to the start of the relief bid period. Request for DAT/s may be made at anytime after the closing of the DAT bid awards subject to management approval but shall not disrupt prior DAT awards. DAT awards will be subject to operational requirements and must be taken after use of regular vacation bids

4.
Up to forty (40) hours of vacation remaining but not yet used by the end of December may be cashed out, or, if the company was unable to grant due to operational constraints, carried over to be used in the first calendar quarter of the next calendar year.  All vacation time not used by the end of the first quarter of the following year will be cashed out.

5.	Flight Dispatchers and Coordinators will bid separately for vacations at each certificate holder.

6.	In the event, as a result of a voluntary transfer, a Dispatcher or Coordinator transfers to another certificate holder or bid location (Coordinator to dispatcher or Dispatcher to Coordinator) his/her vacation previously bid may, at the Company’s discretion be granted. In the event the Company can not grant this request, the Employee shall be allowed to choose from the remaining weeks in the new bid location.

SECTION 18

DURATION

This Agreement shall become effective upon signing and shall continue in full force and effect through June 1, 2012 and shall renew itself for yearly periods thereafter unless written notice of intended change is served in accordance with Section 6, Title I, of the Railway Labor Act, as amended, by either party hereto not sooner than one-hundred twenty (120) days but not less than sixty (60) days prior to June 1, 2012 or a subsequent anniversary of such date, unless the parties mutually agree otherwise.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement this 20th day of June 2007.

For the Union:	For the Company:

/s/ Michael Bakalo	/s/ Wayne Heller
Name: Michael Bakalo	Name: Wayne Heller
Title: International Administrative Vice President	Title: Chief Operating Officer
Transport Workers Union of America AFL/CIO	Republic Holdings, Inc.

/s/ Gary Shults	/s/ Ron Henson
Name: Gary Shults	Name: Ron Henson
Title: International Representative	Title: Vice President Labor Relations
Transport Workers Union of America AFL/CIO	Republic Holdings, Inc.

/s/ David Durkin	/s/ Paul Kinstedt
Name: David Durkin	Name: Paul Kinstedt
Title: President Local 540	Title: Vice President Systems Control
Transport Workers Union of America AFL/CIO	Republic Holdings, Inc.

/s/ Russell Steele	/s/ Ken Pack
Name: Russell Steele	Name: Ken Pack
Title: Section Chairman Local 540, Republic Holdings	Title: Manager Employee Service
Transport Workers Union of America AFL/CIO	Republic Holdings, Inc.

/s/ Randy Foster
Name: Randy Foster
Title: Shop Steward Local 540, Republic Holdings
Transport Workers Union of America AFL/CIO

LETTER OF AGREEMENT
between
CHAUTAUQUA AIRLINES, INC.
and
THE FLIGHT DISPATCHERS
in the service of
CHAUTAUQUA AIRLINES, INC.
as represented by
TRANSPORT WORKERS UNION
OF AMERICA, AFL-CIO

Signing Bonus

The Union and the Company agree to the following signing bonus program on a one time basis for Employees who are on the payroll the day of ratification of the agreement.

1.	Any Employee on the payroll who has completed one year of service will receive a signing bonus of $1,000.00. The bonus will be paid within 30 days of the date of ratification.
2.
Current Employees with less than one year of service will receive $1,000.00 signing bonus on the completion of one year of service. The signing bonus will be paid the full pay period following the one year anniversary.

The
AGREED AND ACCEPTED:

/s/ David Durkin	/s/ Paul Kinstedt
By: David Durkin	By: Paul Kinstedt
President	Vice President, Systems Control
Transport Workers Union, Local 540	Chautauqua Airlines, Inc.

LETTER OF AGREEMENT
between
CHAUTAUQUA AIRLINES, INC.
and
THE FLIGHT DISPATCHERS
in the service of
CHAUTAUQUA AIRLINES, INC.
as represented by
TRANSPORT WORKERS UNION OF AMERICA, AFL-CIO
_________________________________________

Republic Airlines, Inc.
WHEREAS Section 1.B. of the Chautauqua Flight Dispatchers Agreement (“Agreement”) dated February 19, 2001 extends to the Flight Dispatchers covered by the Agreement the right to perform dispatch functions for FAR Part 121 flying by pilots on the Chautauqua Pilots System Seniority List; and
WHEREAS pilots on the Chautauqua Pilots System Seniority List will perform Part 121 flying for Republic Airlines, Inc. (“Republic”);
NOW, THEREFORE, the parties agree that the following terms shall apply:
1.	Flight Dispatchers performing dispatch functions for Republic and Shuttle America will be covered by the Agreement.
2.	The rates of pay and other terms and conditions of employment as set forth in the Agreement will apply to such Flight Dispatchers, under the following terms:
a.
There will be one Master Seniority list maintained, that will cover Chautauqua, Republic and Shuttle America Dispatchers.  As per Section 5 of the Agreement it will be titled Chautauqua Flight Dispatcher Seniority List.

b.
Chautauqua Flight Dispatchers with 2 or more years of dispatcher seniority will have the opportunity to bid a Flight Dispatcher position with Republic and Shuttle America as vacancies become available.  Those who are awarded positions with Republic or Shuttle will retain their seniority and longevity.

c.
After a Flight Dispatcher has been awarded a bid from Chautauqua to Republic or Shuttle, the Flight Dispatcher may not voluntarily bid back to Chautauqua.  However, in the event of a furlough, a furloughed Flight Dispatcher from one company may bid a vacant position in the other company, and if there is no vacant position, may displace a junior Flight Dispatcher, if any, in the other company.

d.	Work schedules and vacations for Chautauqua, Republic and Shuttle will be separately maintained and awarded/assigned.
3.	Paragraph 2.a and 2.b above shall no longer apply if the transfer provisions set out in Section 16.A.3.a-c of the Agreement are implemented.

AGREED AND ACCEPTED:

/s/ David Durkin	/s/ Paul Kinstedt
By: David Durkin	By: Paul Kinstedt
President	Vice President System Control
Transport Workers Union, Local 540	Chautauqua Airlines
Date: June 20, 2007	Date: June 20, 2007